Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

AMONG

SOLARIS OPPORTUNITY FUND, L.P.,

IMAGIN MOLECULAR CORPORATION

AND

POSITRON CORPORATION

NOVEMBER 18, 2008

THIS SECURITIES EXCHANGE AGREEMENT (the “Agreement”), is made as of the November 18, 2008, by and among SOLARIS OPPORTUNITY FUND, L.P., a Delaware limited partnership (“Solaris”), IMAGIN MOLECULAR CORPORATION,  a publicly-owned Delaware corporation (“Imagin”) and POSITRON CORPORATION, a publicly-owned Texas corporation (“Positron”) (collectively, the “Parties”).

WHEREAS, the Parties desire to provide for the purchase and sale of various securities and the retirement and satisfaction of various obligations by and among the Parties.

WHEREAS, Imagin is the holder of a promissory note dated April 10, 2008 in the original principal amount of One Million Three Hundred Forty-Six Thousand Dollars ($1,346,000) (“Note 1”) and an additional promissory note dated August 18, 2008 in the original principal amount of Eight Hundred Thirty-Five Thousand Dollars ($835,000) (“Note 2”), whereby Note 1 and Note 2 have accrued interest in the amount of Sixty-Seven Thousand Eight Hundred Seventy- Five Dollars ($67,875) and are secured by a pledge of One Hundred Million (100,000,000) shares of Positron’s common stock, par value $0.01 per share (the “Pledged Stock”);

WHEREAS, Solaris is the holder of advances made to Positron in the aggregate amount of One Million One Hundred Fifty-Five Thousand Dollars ($1,155,000), together with the sum of Sixty-Eight Thousand Dollars ($68,000) for which sums no instrument has been negotiated (the “Solaris Positron Advances”);

WHEREAS, Solaris is the holder of advances made to Positron in the aggregate amount of One Million One Hundred Fifty-Five Thousand Dollars ($1,155,000), together with the sum of Sixty-Eight Thousand Dollars ($68,000) for which sums no instrument has been negotiated (the “Solaris Positron Advances”);

WHEREAS, Imagin is unable to repay the Solaris Imagin Advance and Positron is unable to repay Note 1, Note 2. and the Solaris Positron Advances and Imagin and Positron desire to restructure such obligations pursuant to the terms and conditions set forth herein;

WHEREAS, the respective Boards of Directors of the Parties have deemed it advisable and in the best interests of their respective companies that the Parties consummate the transactions provided for herein in order to advance their long-term strategic business interests;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
EXCHANGE OF SECURITIES

SECTION 1.1.  THE EXCHANGE.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement:

(i)     Imagin shall transfer and assign all of its rights, title and interest to Note 1, Note 2, in the aggregate amount of $2,248,875 with accrued but unpaid interest and the Pledged Stock to Solaris in consideration for: the delivery by Solaris of the Imagin Common Stock and the Series A to be retired on the books and records of Imagin; and the retirement, cancellation and satisfaction by Solaris of the Solaris Imagin Advance;

(ii)    Solaris shall retire, cancel and satisfy the Solaris Positron Advances for the benefit of Positron and return Note 1 and Note 2, together with any and all accrued but unpaid interest, but each mark “SATISFIED” and deliver the Pledged Stock, to be retired  on the books and records of Positron, in exchange for the issuance and delivery by Positron to Solaris of one hundred thousand (100,000) shares of Positron’s Series S Convertible Preferred Stock (the “Series S”);

SECTION 1.2.   CLOSING.  The closing of such Exchange (the "Closing") shall take place at 10:00 a.m. E.S.T. on November 18, 2008, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the principal offices of Solaris Opportunity Fund, L.P., 3801 N. Washington Avenue, Oak Brook, Illinois 60523.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
IMAGIN

Imagin hereby represents warrants and agrees as follows:

SECTION 2.1.   CORPORATE ORGANIZATION.  Imagin is duly organized, validly existing and in good standing under the laws of each jurisdiction where it is required to do so, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business and in good standing in each jurisdiction in where the nature of the business conducted or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Imagin (a “Material Adverse Effect”).

SECTION 2.2.   TITLE, ENCUMBRANCES.   Imagin is the owner of Note 1 and Note 2 free and clear of all encumbrances and, on the Closing Date will transfer all rights, title, and interest to Note 1 and Note 2 and the Pledged Shares free and clear of all liens, pledges, encumbrances, security interests or other restrictions.

SECTION 2.3.   AUTHORIZATION AND VALIDITY OF AGREEMENTS.   Imagin has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Imagin and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Imagin is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

SECTION 2.4.   NO CONFLICT OR VIOLATION. The execution, delivery and performance of this Agreement by Imagin does not and will not violate or conflict with any provision of the formation documents or By-laws of Imagin, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Imagin is a party or by which any of them is bound or to which any of its or their respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Imagin, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Imagin is bound.

SECTION 2.5.   CONSENTS AND APPROVALS.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by or the performance by Imagin of its obligations hereunder.

SECTION 2.6.   SURVIVAL.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by Imagin at the closing as if made at such time and shall survive the closing for a period terminating on the second anniversary.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
POSITRON

Positron hereby represents warrants and agrees as follows:

SECTION 3.1.   CORPORATE ORGANIZATION.  Positron is duly organized, validly existing and in good standing under the laws of each jurisdiction where it is required to do so, and have all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business and in good standing in each jurisdiction in where the nature of the business conducted or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Positron (a “ Material Adverse Effect”).

SECTION 3.2.   DUE ISSUANCE.   The Series S, when issued, will be legally issued, fully-paid and non assessable, shall not be issued in violation of any rights of any other person and will be issued free and clear of all liens, pledges, encumbrances, security interests or other restrictions.

SECTION 3.3.  AUTHORIZATION AND VALIDITY OF AGREEMENTS.   Positron has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Positron and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Positron is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

SECTION 3.4.   NO CONFLICT OR VIOLATION. The execution, delivery and performance of this Agreement by Positron does not and will not violate or conflict with any provision of the formation documents or By-laws of Positron, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, not violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Positron is a party or by which any of them is bound or to which any of its or their respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Positron, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Positron is bound.

SECTION 3.5.   CONSENTS AND APPROVALS.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation is required in connection with the execution and delivery of this Agreement or the performance by Positron of its obligations hereunder.

SECTION 3.6.   SURVIVAL.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by Positron at the closing as if made at such time and shall survive the closing for a period terminating on the second anniversary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
SOLARIS

Solaris hereby represents warrants and agrees as follows:

SECTION 4.1.   CORPORATE ORGANIZATION.  Solaris is duly organized, validly existing and in good standing under the laws of each jurisdiction where it is required to do so, and have all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business and in good standing in each jurisdiction in where the nature of the business conducted or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Solaris (a “Material Adverse Effect”).

SECTION 4.2.   TITLE, ENCUMBRANCES.   Solaris is the owner of the Imagin Common Stock, the Series A and the Solaris Positron Advances, free and clear of all encumbrances and, on the Closing Date will transfer the Imagin Common Stock, the Series A and the Solaris Positron Advances free and clear of all liens, pledges, encumbrances, security interests or other restrictions.

SECTION 4.3.  AUTHORIZATION AND VALIDITY OF AGREEMENTS.   Solaris has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Solaris and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Solaris is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

SECTION 4.4.   NO CONFLICT OR VIOLATION. The execution, delivery and performance of this Agreement by Solaris does not and will not violate or conflict with any provision of the formation documents or partnership agreement of Solaris, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Solaris is a party or by which any of them is bound or to which any of its or their respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Solaris, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Solaris is bound.

SECTION 4.5.   CONSENTS AND APPROVALS.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by or the performance by Solaris of its obligations hereunder.

SECTION 4.6.   SURVIVAL.  Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by Solaris at the closing as if made at such time and shall survive the closing for a period terminating on the second anniversary.

ARTICLE V
COVENANTS

SECTION 5.1.  CERTAIN CHANGES AND CONDUCT OF BUSINESS.

(a)    From and after the date of this Agreement and until the Closing Date, the Parties shall conduct, their business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations or warranties herein, and without the prior written consent of each other will not, except as required or permitted pursuant to the terms hereof:

(i) make any material change in the conduct of their businesses and operations enter into any transaction other than in the ordinary course of business consistent with past practices;

(ii) make any change in their formation documents; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii) (A) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices, or (B) issue any securities convertible or exchangeable for debt securities;

(iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof;

(v) subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an Material Adverse Effect;

(vi) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

(vii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

(viii) make or commit to make any material capital expenditure;

(ix) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

(x) guarantee any indebtedness for borrowed money or any other obligation of any other person;

(xi) take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material;

(xii) make any loan, advance or capital contribution to or investment in any person;

(xiii) make any change in any method of accounting or accounting principle, method, estimate or practice;

(xiv) settle, release or forgive any claim or litigation or waive any right;

(xv) commit itself to do any of the foregoing;

(xvi) file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted; and

(xvii) continue to conduct its business in the ordinary course consistent with past practices.

SECTION 5.2.  ACCESS TO PROPERTIES AND RECORDS. The Parties shall afford to each other’s accountants, counsel and representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation or warranty of, or the conditions to, the obligations of any party.

SECTION 5.3.  NEGOTIATIONS. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of party or persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of common stock or similar transaction involving any party thereof except as permitted herein.  A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

SECTION 5.4.   CONSENTS AND APPROVALS. The Parties, (i) shall use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement, and (ii) shall diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such  transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection with such transactions.

SECTION 5.5.   PUBLIC ANNOUNCEMENT. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

ARTICLE VII
MISCELLANEOUS PROVISIONS

SECTION 6.1.   SURVIVAL OF PROVISIONS. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.6, 3.6 and 4.6.  In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

SECTION 6.2.   SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party.

SECTION 6.3.   FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

SECTION 6.4.   NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, transmitted facsimile with proof of transmission, or sent by registered or certified mail (postage prepaid, return receipt requested) to the Parties.

SECTION 6.5.   ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

SECTION 6.6.   SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

SECTION 6.7.   TITLES AND HEADINGS. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

SECTION 6.8.   COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

SECTION 6.9.   ARBITRATION. The Parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably agree that any controversy or claim, arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association, in accordance with its Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection, and judgment rendered by award of the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION 6.10. ENFORCEMENT OF THE AGREEMENT. The Parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity in accordance with Section 6.9 herein.

SECTION 6.11. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice-of-law provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOLARIS OPPORTUNITY FUND L.P.

BY:
PATRICK G. ROONEY,
MANAGING DIRECTOR

IMAGIN MOLECULAR CORORATION

BY:
JOSEPH G. OLIVERIO,
CHIEF EXECUTIVE OFFICER

POSITRON CORPORATION

BY:
COREY CONN,
CHIEF FINANCIAL OFFICER